                                                                    Exhibit 10


================================================================================

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                             ELAN CORPORATION, PLC,


                            GANESH ACQUISITION CORP.


                                      AND


                               NEUREX CORPORATION


                           DATED AS OF APRIL 29, 1998



================================================================================

                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                     ARTICLE I

                                                                    THE MERGER

Section 1.01.             The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section 1.02.             Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.03.             Certificate of Incorporation and By-Laws of Surviving Corporation . . . . . . . . . . . . .   2
Section 1.04.             Directors and Officers of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.05.             Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.06.             Filing of Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Section 1.07.             Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                                                                   ARTICLE II

                                                              CONVERSION OF SHARES
Section 2.01.             Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Section 2.02.             Subco Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Section 2.03.             Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Section 2.04.             Effect on Company Options and Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Section 2.05.             Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Section 2.06.             No Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                                                                   ARTICLE III

                                               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCO
Section 3.01.             Organization, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 3.02.             Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 3.03.             Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 3.04.             No Violations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.05.             Finders or Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.06.             Registration Statement; Company Proxy Statement . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.07.             SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 3.08.             Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 3.09.             Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


                                                                                                                      Page

Section 3.10.             Absence of Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 3.11.             Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 3.12.             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 3.13.             Tax Treatment; Officer's Certificate as to Tax Matters. . . . . . . . . . . . . . . . . . .  16
Section 3.14.             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                                   ARTICLE IV

                                                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.01.             Organization, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.02.             Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.03.             No Violations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.04.             Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.05.             Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.06.             State Antitakeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.07.             Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.08.             Finders or Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.09.             Registration Statement; Company Proxy Statement . . . . . . . . . . . . . . . . . . . . . .  19
Section 4.10.             Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.11.             SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 4.12.             Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 4.13.             Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.14.             Absence of Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 4.15.             Capital Stock of Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 4.16.             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 4.17.             Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 4.18.             Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 4.19.             Labor Matters; Employment and Labor Contracts . . . . . . . . . . . . . . . . . . . . . . .  26
Section 4.20.             Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 4.21.             Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 4.22.             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 4.23.             Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 4.24.             Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 4.25.             Tax Treatment; Officer's Certificate as to Tax Matters. . . . . . . . . . . . . . . . . . .  36

                                                                    ARTICLE V

                                                                    COVENANTS
Section 5.01.             Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                                                                                      Page

Section 5.02.             No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 5.03.             Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 5.04.             Registration Statement and Company Proxy Statement  . . . . . . . . . . . . . . . . . . . .  43
Section 5.05.             Commercially Reasonable Efforts; Other Actions  . . . . . . . . . . . . . . . . . . . . . .  44
Section 5.06.             Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 5.07.             Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 5.08.             Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 5.09.             Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Section 5.10.             Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Section 5.11.             Stock Exchange Listings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Section 5.12.             Resignation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Section 5.13.             Stock Purchase Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 5.14.             Governance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 5.15.             Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                                   ARTICLE VI

                                         CONDITIONS TO THE OBLIGATIONS OF PARENT, SUBCO AND THE COMPANY

Section 6.01.             Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Section 6.02.             Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Section 6.03.             Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Section 6.04.             Certain Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Section 6.05.             Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

                                                                   ARTICLE VII

                                                CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUBCO

Section 7.01.             Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Section 7.02.             Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 7.03.             Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 7.04.             Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 7.05.             Consents, Approvals and Notifications . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 7.06.             FDA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Section 7.07.             Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50


                                                                                                                      Page
                                                                  ARTICLE VIII

                                                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 8.01.             Representations and Warranties True . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.02.             Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.03.             Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Section 8.04.             Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 8.05.             Consents, Approvals and Notifications . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                                                   ARTICLE IX

                                                                     CLOSING

Section 9.01.             Time and Place  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
Section 9.02.             Filings at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                                                    ARTICLE X

                                                           TERMINATION AND ABANDONMENT

Section 10.01.            Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Section 10.02.            Termination by Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Section 10.03.            Termination by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Section 10.04.            Procedure for Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Section 10.05.            Effect of Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                                   ARTICLE XI

                                                                   DEFINITIONS

Section 11.01.            Terms Defined in This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                                                                   ARTICLE XII

                                                                  MISCELLANEOUS

Section 12.01.            Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Section 12.02.            Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Section 12.03.            Survivability; Investigations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Section 12.04.            Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Section 12.05.            Assignment; Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  61


                                                                                                                      Page

Section 12.06.            Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Section 12.07.            Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Section 12.08.            Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Section 12.09.            Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Section 12.10.            Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-1
EXHIBITS
     EXHIBIT A                  FORM OF COMPANY AFFILIATE LETTER
     EXHIBIT B                  FORM OF COVENANT NOT TO SELL AMERICAN
                                  DEPOSITORY SHARES

                          AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of April 29, 1998 (the "Agreement"), by and among ELAN CORPORATION, PLC, a public limited company organized under the laws of Ireland ("Parent"), GANESH ACQUISITION CORP., a Delaware corporation ("Subco"), which is a newly-formed direct wholly-owned Subsidiary of Parent, and NEUREX CORPORATION, a Delaware corporation (the "Company"). Subco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

                 WHEREAS, Parent and the Company believe it is in the long-term strategic interests of their respective stockholders to combine their businesses;

                 WHEREAS, the combination will be effected by the merger of Subco with and into the Company pursuant to which stockholders of the Company will receive Parent ADSs (as defined in Section 2.01) and the Company will become a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions of this Agreement;

                 WHEREAS, Parent, Subco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the merger of Subco and the Company; and

                 WHEREAS, such combination is intended to qualify for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                 NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 Section 1.01. The Merger. (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Act"), at the Effective Time (as defined in Section 1.02), Subco shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the election of Parent, any direct wholly-owned consolidated subsidiary of Parent incorporated under the laws of the United States may be substituted for Subco as a Constituent Corporation in the Merger. The name of the Surviving Corporation shall be "Neurex Corporation." At the Effective Time the separate existence of Subco shall cease.

                 (b) The Merger shall have the effects on Subco and the Company as constituent corporations of the Merger as provided under the Delaware Act.

                 Section 1.02. Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

                 Section 1.03. Certificate of Incorporation and By-Laws of Surviving Corporation. The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

                 Section 1.04. Directors and Officers of Surviving Corporation. The directors of Subco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

                 Section 1.05. Stockholders' Meeting. The Company shall take all action necessary in accordance with applicable law and its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws to call and convene a special meeting of its stockholders (a "Special Meeting") as soon as practicable to consider and vote upon the approval of this Agreement. The Company, through its Board of Directors, (i) shall recommend to its stockholders approval of this Agreement, which recommendation shall be contained in the proxy statement of the Company (the "Company Proxy Statement") and (ii) shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement; provided, however, that the Board of Directors of the Company may, in response to an unsolicited bona fide, written proposal from a corporation, partnership, person, or other entity or group (a "Third Party") regarding a Superior Proposal (as defined in Section 5.02), withdraw, modify or change its recommendation to the stockholders, but only if the Board of Directors determines in good faith by a majority vote that withdrawing, modifying or changing its recommendation is reasonably likely to lead to an Acquisition Transaction (as defined in Section 5.02) that is more favorable to the stockholders of the Company than the Merger and that failing to take such action would be reasonably likely to constitute a breach of the Board's fiduciary duties, having received prior to such determination
(x) the written advice of outside legal counsel of the Company that failing to take such action would be reasonably likely to constitute a breach of the fiduciary duties of such Board of Directors and (y) the written advice of Morgan Stanley & Co. Incorporated, or another financial advisor of nationally recognized reputation, that the Superior Proposal would be reasonably likely to provide greater value to the Company and its stockholders than the Merger.

                 Section 1.06. Filing of Certificate of Merger. At the Closing (as defined in Section 9.01), Parent, Subco and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware, as provided in the Delaware Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

                 Section 1.07. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, obligation, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

                 Section 2.01. Shares. (a) Each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (except for shares, if any, owned by the Company as treasury stock or owned by the Subsidiary (as defined in Section 4.01) or owned by Parent or the Parent Subsidiaries (as defined in
Section 3.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.5100 of an American

Depositary Share ("Parent ADSs"), evidenced by American Depositary Receipts ("ADRs") (the "Exchange Ratio"), each Parent ADS representing one Ordinary Share ("Parent Ordinary Shares"), par value 4 Irish pence, of Parent.

                 The Parent ADSs to be delivered in exchange for shares of Company Common Stock pursuant to this Section 2.01(a) are hereinafter sometimes called the "Closing Consideration." In the event of any change in Parent ADSs or Parent Ordinary Shares or Company Common Stock by reason of any stock split, readjustment, stock dividend, exchange of shares, reclassification, recapitalization or otherwise, the Exchange Ratio shall be correspondingly adjusted.

                 (b) At the Effective Time all shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 2.03) shall thereafter cease to have any rights with respect to the number of shares of Company Common Stock evidenced by such Certificate, except the right to receive the Closing Consideration for such shares of Company Common Stock specified in the foregoing clause (a) upon the surrender of such Certificate in accordance with Section 2.03.

                 Section 2.02. Subco Common Stock. All shares of common stock, par value $.01 per share, of Subco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into such number of newly issued shares of common stock of the Surviving Corporation as shall equal the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and the number of shares of Company Common Stock underlying options, warrants, calls, subscriptions or other rights or other agreements or commitments of the Company assumed by Parent.

                 Section 2.03. Exchange of Certificates. (a) Exchange Agent. From and after the Effective Time, (i) Parent shall make available to a bank or trust company designated by Parent who shall be the depositary under Parent's ADR program (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates evidencing a sufficient number of Parent Ordinary Shares as would permit the Exchange Agent to issue such number of Parent ADSs issuable to holders of Company Common Stock pursuant to Section
2.01 (such certificates for Parent ADSs, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver the Parent ADSs contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund in accordance with the procedures specified in this Section 2.03. Except as contemplated by
Section 2.03(f) hereof, the Exchange Fund shall not be used for any other purpose.

                 (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

                 (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent ADSs, if any, to which such holder is entitled pursuant to this Article II (including any cash in lieu of any fractional Parent ADSs to which such holder is entitled pursuant to Section 2.05 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(d) (together, the "Additional Payments")), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Closing Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Closing Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

                 (d) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent ADSs (or underlying Parent Ordinary Shares) with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs the holder thereof entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.05, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent ADSs issued in exchange therefor, without interest,

(i) promptly, the amount of any cash payable with respect to a fractional Parent ADS to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent ADSs, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent ADSs. After the Effective Time, each outstanding Certificate which therefore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 2.03, be deemed for all purposes to evidence ownership of the number of shares of Parent ADSs into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

                 (e) No Further Rights in Company Common Stock. At the Effective Time all outstanding shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive Closing Consideration for such shares of Company Common Stock. All Parent ADSs issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.03(d)or 2.05) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration and any Additional Payments to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                 (g) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any Parent ADSs (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                 (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Closing Consideration and Additional Payments, if any.

                 Section 2.04. Effect on Company Options and Warrants. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Parent shall assume all of the obligations of the Company under its 1988 Employee and Consultant Stock Option Plan and its 1998 Employee, Consultant and Director Stock Option Plan in the form adopted by the Board of Directors of the Company in February 1998 (together, the "Company Option Plans"), with the effect that each option to purchase shares of Company Common Stock that is outstanding under the Company Option Plans immediately prior to the Effective Time, whether or not then vested, shall be assumed by Parent in such a manner that each such option shall be exercisable upon the same terms and conditions as under the applicable Company Option Plan, except that (i) each such option shall be exercisable for that number of Parent ADSs (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such option multiplied by the Exchange Ratio and (ii) the option price per share of Parent ADSs shall be an amount equal to the option price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (the "Parent Exchange Options").

                 (b) Parent agrees to file with the Securities and Exchange Commission (the "SEC") at the Effective Time a Registration Statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), to register Parent ADSs issuable upon exercise of the Parent Exchange Options and use its reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

                 (c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Parent shall assume all of the obligations of the Company under (i) the Warrant "A", dated as of August 3, 1995, to purchase 169,646 shares of Company Common Stock (the "A Warrant") and (ii) the Warrant "B", dated as of October 16, 1995, to purchase 500,000 shares of Company Common Stock (the "B Warrant" and, together with the A Warrant, the "Company Warrants"), in each case, with the effect that each Company Warrant will be exercisable for Parent ADSs upon the terms and subject to the conditions set forth in the A Warrant and the B Warrant, as the case may be.

                 Section 2.05. Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock who, upon surrender of

Certificates, would be entitled to receive a fractional Parent ADS shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Market Value (as defined below). "Market Value" shall mean, with respect to Parent ADSs issued, the mean between the high and low prices of the Parent ADSs as reported on the New York Stock Exchange, Inc. ("NYSE") composite tape on the NYSE trading day immediately prior to the Effective Time. The fractional share interests of each Company stockholder will be aggregated, and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent ADSs. All references in this Agreement to Parent ADSs to be issued as Closing Consideration shall be deemed to include any cash in lieu of fractional shares payable pursuant to this Section 2.05.

                 Section 2.06.    No Appraisal Rights.  In accordance with
Section 262(b) of the Delaware Act, no holder of shares of Company Common Stock shall be entitled to appraisal rights.


                                  ARTICLE III


                         REPRESENTATIONS AND WARRANTIES

                              OF PARENT AND SUBCO

                 Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Statement") each of Parent and Subco jointly and severally represents and warrants to the Company as follows:

                 Section 3.01. Organization, Etc. Each of Parent and its subsidiaries (collectively, the "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Parent Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, assets, condition (financial or otherwise), results of operations or prospects of Parent and the Parent Subsidiaries taken as a whole ("Parent Material Adverse Effect"). Neither Parent nor Subco is in violation of any provision of its charter documents. Parent has heretofore furnished to the Company accurate and complete copies of the charter documents and bylaws, as currently in effect, of each of Parent and

Subco. Subco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent owns directly all of the outstanding capital stock of Subco.

                 Section 3.02. Board Recommendation. The Board of Directors of Parent has, by a unanimous vote at a meeting of such Board duly held on April 24, 1998, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and determined that the Merger is fair to the holders of Parent Ordinary Shares.

                 Section 3.03. Authority Relative to This Agreement. Each of Parent and Subco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Subco and by Parent as the sole stockholder of Subco and no other corporate proceedings on the part of Parent or Subco are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Subco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Subco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                 Section 3.04. No Violations, Etc. (a) Assuming that all filings, permits, authorizations, consents and approvals have been duly made or obtained as contemplated by this Section 3.04, the execution and delivery of this Agreement and the consummation by Parent and Subco of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the charter, by-laws or other organizational documents of either Parent or Subco, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent, Subco or any of their respective properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Parent or Subco is a party, or by which Parent, Subco or any of their respective properties is bound, excluding from the foregoing clauses (ii) and
(iii), violations, breaches and defaults that, individually or in the aggregate, would not prevent or materially delay the ability of Parent or Subco to consummate the Merger or the other transactions contemplated hereby or have a Parent Material Adverse Effect on the general affairs, management, business, operations, assets, condition (financial or otherwise), results of operations or prospects of the Parent Subsidiaries.

                 (b) No filing or registration with, or authorization, consent or approval of, or notification to, any governmental entity is required by Parent or Subco in connection with the execution and delivery of this Agreement or the consummation by Parent and Subco of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection with the applicable requirements of the Mergers, Take-overs and Monopolies (Control) Act, 1978 (as amended) of Ireland (the "Irish Mergers Act"), (iii) in connection with the provisions of the Securities Act, (iv) the filing of appropriate merger documents as required by the Delaware Act, (v) the listing on the NYSE of the Parent ADSs to be issued in connection with the Merger, (vi) the agreement of the Irish Stock Exchange and the London Stock Exchange (subject to allotment) to admit to their respective Official Lists the Parent Ordinary Shares to be represented by Parent ADSs constituting the Closing Consideration, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, (viii) such authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals as may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not prevent or materially delay the ability of Parent or Subco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

                 Section 3.05. Finders or Brokers. Except for Goldman Sachs International, neither Parent nor any Parent Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

                 Section 3.06. Registration Statement; Company Proxy Statement. None of the information provided by either Parent or Subco for inclusion or incorporation by reference in (i) the registration statement registering under the Securities Act the Parent ADSs to be issued at the Effective Time (such registration statement, as amended by any amendments thereto, being referred to herein as the "Registration Statement") or (ii) the Company Proxy Statement shall, in the case of the Registration Statement, at
(i) the time the Registration Statement becomes effective and (ii) the Effective Time, and, in the case of the Company Proxy Statement, on the date the Company Proxy Statement is first mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event with respect to Parent or Subco shall occur that is required to be described in the Registration Statement or Company Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and Company Proxy Statement will (with respect to Parent and Subco) comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be.

                 Section 3.07. SEC Filings. (a) Parent has filed with the SEC its Annual Report on Form 20-F for the year ended December 31, 1996 and its reports on Form 6-K dated April 28, 1997, August 21, 1997, October 31, 1997 and February 9, 1998 (collectively, the "Parent SEC Reports"), each of which complied as to form when filed in all material respects with the applicable provisions of the Exchange Act. As of their respective dates, the Parent SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (b) Parent will deliver to the Company as soon as they become available true and complete copies of any Annual Report on Form 20-F and any report on Form 6-K relating to Parent's results for a fiscal quarter filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent and the Parent Subsidiaries to be included or incorporated by reference in such reports will be prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present in all material respects the consolidated financial position of the Parent and the Parent Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

                 Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the Parent Subsidiaries included or incorporated by reference in the Parent SEC Reports have been prepared in accordance U.S. GAAP, in each case applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the date thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited consolidated financial statements have been certified as such (without exception) by Parent's independent accountants.

                 Section 3.09. Absence of Undisclosed Liabilities. At December 31, 1996, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except the liabilities recorded on the Consolidated Balance Sheet as at December 31, 1996 of Parent and the Parent Subsidiaries contained in its audited financial statements for the year ended December 31, 1996 and/or reflected in the notes thereto, and except for liabilities or obligations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                 Section 3.10. Absence of Changes or Events. Since December 31, 1996, except as set forth in the Parent SEC Reports and in the periodic reports and documents required under the Exchange Act to have been filed by Parent with the SEC since December 31, 1996 and prior to the date of this Agreement, including all exhibits filed therewith, there has not been any event or events having, or reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

                 Section 3.11. Capitalization. The authorized capital stock of Parent consists of 150,000,000 Parent Ordinary Shares, 1,000 executive shares, par value 1 Irish pound per share ("Parent Executive Shares") and 25,000 'B' executive shares, par value 4 Irish pence per share ("Parent 'B' Executive Shares"). As of March 31, 1998, there were 111,741,005 Parent Ordinary Shares issued and outstanding, no Parent Ordinary Shares held in Parent's treasury, 1,000 Parent Executive Shares outstanding and 21,375 Parent 'B' Executive Shares outstanding. As of such date there were (i) 12,829,083 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding options under the stock option plans of Parent (the "Parent Plans"), (ii) 4,574,887 Parent Ordinary Shares reserved for issuance upon the exchange of the Exchangeable Notes due 2005 (the "Exchangeable Notes") issued by Athena Neurosciences, Inc., a wholly-owned subsidiary of Parent, and guaranteed by Parent, and (iii) 13,913,288 Parent Ordinary Shares reserved for issuance upon the exercise of the outstanding warrants (the "Parent Warrants"). Except for the Exchangeable Notes, the Parent Warrants and the options granted under the Parent Plans, there were not as of such date any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent to issue, transfer or sell any shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Parent Ordinary Shares are, and all Parent ADSs to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto. The Parent ADSs to be issued at the Effective Time will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky laws.

                 Section 3.12. Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent, any Parent Subsidiary or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either impair Parent's ability to consummate the Merger or the other transactions contemplated hereby or have a Parent Material Adverse Effect.

                 Section 3.13. Tax Treatment; Officer's Certificate as to Tax Matters. Neither Parent nor, to Parent's knowledge, any of its affiliates has taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code.

                 Section 3.14. Taxes. As of December 31, 1997, Parent was not a passive foreign investment company, as defined in Section 1297(a) of the Code, and, to the best of Parent's knowledge, there is no reasonable basis to believe that it may become one in the foreseeable future.


                                   ARTICLE IV


                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Statement"), the Company represents and warrants to Parent and Subco as follows:

                 Section 4.01. Organization, Etc. Each of the Company and Neurex International Company Limited, a corporation organized under the laws of Liechtenstein (the "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, operations, assets, condition (financial or otherwise), results of operations or prospects of the Company and its

Subsidiary taken as a whole (a "Material Adverse Effect"). Neither the Company nor its Subsidiary is in violation of any of the provisions of its Amended and Restated Certificate of Incorporation (or other applicable charter document) or by-laws. The Company has heretofore furnished to Parent accurate and complete copies of the Amended and Restated Certificate of Incorporation (or other applicable charter document) and by- laws, as currently in effect, of each of the Company and its Subsidiary.

                 Section 4.02. Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of a majority of the outstanding shares of Company Common Stock at the Special Meeting or any adjournment thereof as required by the Delaware Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Subco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

                 Section 4.03. No Violations, Etc. Except for the filings of the Certificate of Merger and the Company Proxy Statement under and as contemplated by the Exchange Act and the filings required under and in compliance with the HSR Act, no filing with, notification to and no permit, authorization, consent or approval of, any public body is necessary on the part of the Company for the consummation by the Company of the Merger, the other transactions contemplated hereby or the exercise by Parent and the Surviving Corporation of full rights to own and operate the business of the Company and its Subsidiary. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof nor, to the Knowledge of the Company, the exercise by Parent and the Surviving Corporation of full rights to own and operate the business of the Company and its Subsidiary will (i) subject to obtaining the approval of a majority of the outstanding shares of Company Common Stock at the Special Meeting or any adjournment thereof as required by the Delaware Act, conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation (or other comparable charter documents) or by-laws of the Company or its Subsidiary, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, its Subsidiary or any of their respective properties or assets or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture or deed of trust or (y) license, lease, agreement or other instrument or obligation to which the Company or its Subsidiary is a party or by which either of them or any of their properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), violations, breaches or defaults that, individually or in the aggregate, would not either prevent or materially delay the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect.

                 Section 4.04. Fairness Opinion. The Company has received the opinion of Morgan Stanley & Co. Incorporated to the effect that as of the date hereof the Exchange Ratio is fair to the Company's stockholders from a financial point of view.

                 Section 4.05. Board Recommendation. The Board of Directors of the Company has, by a unanimous vote at a meeting of such Board duly held on April 28, 1998, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to and in the best interest of the stockholders of the Company, and resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

                 Section 4.06. State Antitakeover Statutes. The Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the Delaware Act and any other state antitakeover statute or regulation such that none of the provisions of such Section 203 or any other "business combination," "moratorium," "control share," or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof or (z) would subject Parent or Subco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement or their ownership and operation of the business of the Company and its Subsidiary.

                 Section 4.07. Affiliates. Set forth in Section 4.07 of the Company Disclosure Statement is a list identifying all persons who may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates") and, promptly after the execution of this Agreement, the Company will use its best efforts to deliver to Parent the written agreement of each such person, substantially in the form of Exhibit A hereto.

                 Section 4.08. Finders or Brokers. Except for Morgan Stanley & Co. Incorporated, whose fees have been disclosed to Parent, neither the Company nor its Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

                 Section 4.09. Registration Statement; Company Proxy Statement. Except for information concerning Parent that has been provided by Parent for inclusion or incorporation by reference in the Company Proxy Statement, such information, at the date the Company Proxy Statement is first mailed to stockholders, at the time of the Special Meeting and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event with respect to the Company or its Subsidiary shall occur that is required to be described in the Company Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Company Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be.

                 Section 4.10. Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 15,000,000 shares of Convertible Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). No shares of Company Preferred Stock are outstanding. As of December 31, 1997, there were 22,239,267 shares of Company Common Stock outstanding and no treasury shares. Set forth in Section 4.10 of the Company Disclosure Statement is a list identifying and describing the number of shares of Company Common Stock to be received upon exercise or conversion, and the exercise or conversion price, of each option, warrant and convertible or exchangeable note outstanding on the date hereof (the "Company Common Stock Equivalents") and the date of grant or issuance, as the case may be, of each such option, warrant or convertible or exchangeable note. Except for the Company Common Stock Equivalents, there are no existing options, warrants, calls, subscriptions or other rights, or other agreements or commitments, obligating the Company or its Subsidiary to issue, transfer or sell any shares of capital stock of the Company or its Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of the Company or its Subsidiary. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

                 Section 4.11. SEC Filings. (a) The Company has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since December 31, 1997 (collectively, the "Company SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Company SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (b) The Company will deliver to Parent as soon as they become available true and complete copies of any report, registration statement or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Subco, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiary to be included or incorporated by reference in such reports and statements will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present in all material respects the consolidated financial position of the Company and its Subsidiary as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

                 Section 4.12. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiary included or incorporated by reference in any of the Company SEC Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiary as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited financial statements are accompanied by an unqualified opinion thereon by the Company's independent auditors.

                 Section 4.13. Absence of Undisclosed Liabilities. At December 31, 1997, neither the Company nor its Subsidiary has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except the liabilities recorded on the Consolidated Balance Sheet as of December 31, 1997 of the Company and its Subsidiary (the "1997 Balance Sheet") and/or reflected in the notes thereto, and except for liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect.

                 Section 4.14. Absence of Changes or Events. Since December 31, 1997, the Company and its Subsidiary have not, directly or indirectly:

                 (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of the Company or its Subsidiary, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock;

                 (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver, any shares of any class of capital stock of the Company or its Subsidiary or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its Subsidiary, other than pursuant to and in accordance with and subject to the limitations set forth in (i) the Company Option Plans, (ii) the Company Purchase Plans (as defined below in Section 5.12) or (iii) the Company Common Stock Equivalents;

                 (c) (i) except in the ordinary course of business and consistent with past practice, created or incurred any material indebtedness for borrowed money, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become liable or responsible for the obligations of any other individual, firm or corporation any of which obligations would be material to the Company and its Subsidiary taken as a whole, (iii) made any material loans, advances or capital contributions to or material investments in any other individual, firm or corporation, (iv) entered into any commitment or transaction material to the Company and its Subsidiary taken as a whole, (v) amended or supplemented any material contract, agreement, commitment or other instrument in existence on or prior to December 31, 1997 or
         (vi) incurred any liabilities, except for liabilities that, individually or in the aggregate, would not have a Material Adverse Effect;

                 (d) instituted any change in their accounting methods, principles or practices;

                 (e) revalued any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables, except for amounts previously reserved as reflected in the 1997 Balance Sheet;

                 (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Material Adverse Effect;

                 (g) suffered any event or events (i) having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, excluding any such event or events relating solely to Ziconotide and (ii) that would, or would reasonably be likely to, jeopardize the final approval by the FDA for sale in the United States of Ziconotide for the treatment of pain by September 30, 2000 (a "Ziconotide Event");

                 (h) (i) increased in any manner the compensation of any of their respective directors or officers or, except in the ordinary course of business and consistent with past practice, their respective employees; (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit, or entered into any contract, agreement or understanding with any of their respective past or present employees relating to any such pension, retirement allowance or other employee benefit, except, in each case, as required under agreements, plans or arrangements existing at December 31, 1997; (iii) granted any severance or termination pay to, or entered into any employment consulting or severance agreement with, any person; (iv) entered into any contract, agreement or understanding with any of the Company's or its Subsidiary's past or present employees; (v) except in the ordinary course of business and consistent with past practice, or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement that was not in existence on or prior to December 31, 1997, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding, or amended any such plans, contracts, agreements or understandings in existence at or prior to December 31, 1997; or (vi) sold, transferred, leased, licensed, pledged, mortgaged, or otherwise disposed of, or encumbered, or agreed to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed; and

                 (i) agreed to (i) do any of the things described in the preceding clauses (a) through (h) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action that, if taken prior to the date of this Agreement, would have made any representation or warranty in this
         Article IV untrue or incorrect.

                 Section 4.15. Capital Stock of Subsidiary. The Company is directly or indirectly the record and beneficial owner (including all such qualifying shares) of all of the outstanding shares of capital stock of its Subsidiary. There are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or its Subsidiary to issue, transfer or sell any shares of capital stock of the Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares so owned by the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by the Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. The Company does not, directly or indirectly, own any interest in any corporation, partnership, joint venture or other business association or entity.

                 Section 4.16. Litigation. There is no (i) claim, action, suit or proceeding pending or, the Knowledge of the Company, threatened against the Company or its Subsidiary before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, its Subsidiary or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, prevent or materially delay the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect.

                 Section 4.17. Insurance. The Company has heretofore furnished to Parent a list identifying and describing all insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiary, the premiums and coverages of such policies and all claims against such policies. All such policies are currently in effect and true and complete copies of all such policies have been made available to Parent. The Company has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement.

                 Section 4.18. Contracts and Commitments. (a) Neither the Company nor its Subsidiary is a party to any existing contract, obligation or commitment of any type in any of the following categories:

                   (i) any contract that materially limits or restricts where either of the Company or its Subsidiary may conduct its business or the type or line of business that the Company or its Subsidiary may engage in;

                  (ii) any material contract containing any agreement with respect to a change of control of the Company or its Subsidiary; and

                 (iii) any hedging, option, derivative or other similar transaction.

                 (b) Each material contract to which the Company or its Subsidiary is a party or by which either of them or any of their properties or assets is bound is valid and binding upon the Company and/or its Subsidiary, as the case may be (and, to the Company's Knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect; there is no material breach or violation of or default by the Company or its Subsidiary (or, to the Company's Knowledge, by the other parties thereto) under any such material contract, whether or not such breach, violation or default has been waived; and no event has occurred with respect to the Company or its Subsidiary which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to the right of termination, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any such material contract.

                 Section 4.19. Labor Matters; Employment and Labor Contracts. (a) Neither the Company nor its Subsidiary is a party to any union contract or other collective bargaining agreement. Each of the Company and its Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for those failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against or affecting the Company or its Subsidiary. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or its Subsidiary who are not currently organized.

                 (b) Neither the Company nor its Subsidiary is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the best of the Company's Knowledge, any entity affiliated with any past or present officer, director or employee, which contract or agreement is required to be described under Item 404 of Regulation S-K of the SEC.

                 Section 4.20. Compliance with Laws. Neither the Company nor its Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiary have all permits, licenses and franchises from governmental agencies required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

                 (a) To the Company's Knowledge, as to each product subject to FDA's jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency ("DEA") under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") that is manufactured, tested, distributed, held, and/or marketed by the Company or its Subsidiary, such product is being manufactured, held and distributed in substantial compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

                 (b) The Company will promptly provide Parent with copies of any document that is issued, prepared (by the Company or otherwise), or otherwise becomes available from the date of this Agreement until the Effective Time that bears on the regulatory status under the FDCA or the CSA of the Company, its Subsidiary or any product of the Company or its Subsidiary, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order.

                 (c) The Company will, within five days after signing of this Agreement, provide Parent copies of or make available for Parent's review any and all documents in its or its Subsidiary's possession relevant to assessing the Company's or its Subsidiary's compliance with the FDCA or the CSA and implementing regulations, including, but not limited to, copies of (i) all 483s issued during the last three years; (ii) all audit reports performed during the last three years, whether performed by the Company, its Subsidiary, or an outside consultant; (iii) any document (prepared by the Company or otherwise) concerning any oral or written communication received from the FDA, the DEA, or the Department of Justice during the last three years; (iv) any administrative or judicial order, ruling or agreement issued or entered into during the last three years in which the Company, its Subsidiary, or their respective predecessor companies were a named party or were identified as an interested person; or (v) any recall notice or order.

                 Section 4.21. Intellectual Property Rights. To the best of the Company's Knowledge, the Company and its Subsidiary own or have the right to use all Intellectual Property Rights (as defined below in this Section 4.21) necessary to the conduct of their respective businesses. The Company has heretofore furnished to Parent a worldwide list of all patents, trade names, trademarks and service marks, and applications for the foregoing owned or possessed by the Company or its Subsidiary and true and complete copies of all such materials have been made available to Parent. No material rights or licenses to use Intellectual Property Rights (or covenants not to sue in respect thereof) have been granted or acquired by the Company or its Subsidiary. The Company has received no notice of any claims or assertions made by others that the Company has infringed any material Intellectual Property Rights of others by the sale of products or any other activity in the preceding five year period and there has been no such material infringement by the Company during this period. The Company has received no Knowledge of any infringement of Intellectual

Property Rights of the Company by others. All issued patents, registered trademarks, and service marks owned by the Company or its Subsidiary are recorded on the public record in the name of the Company or its Subsidiary.

                 "Intellectual Property Rights" shall mean and include rights to use patents, trademarks, service marks, trade names, trade secrets, know-how, copyrights, and any and all currently pending applications for any thereof.

                 Section 4.22. Taxes. Except for those matters that individually or in the aggregate would not have a Material Adverse Effect, (i) the Company and its Subsidiary have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other Tax (as defined below in this Section 4.22) returns, information statements and reports and any other filings (Tax returns, information statements and reports and any other filings are hereinafter collectively referred to as "Tax Returns") required to be filed for any period (or portion thereof) ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiary (copies of which for the past three fiscal years have been provided or made available to Parent); (ii) all Taxes of the Company and its Subsidiary in respect of any taxable period (or portion thereof) ending prior to or at the Effective Time have been paid in full to the proper authorities or fully accrued on the publicly available financial statements of the Company or its Subsidiary, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with U.S. GAAP; (iii) all deficiencies resulting from Tax examinations of federal, state, local and foreign income, sales and franchise and all other Tax Returns filed by the Company and its Subsidiary have either been paid or fully settled, and no issue previously raised by any taxing authority could reasonably be expected to result in a proposed deficiency for any prior, parallel or subsequent period (including periods subsequent to the Effective Time); (iv) to the best Knowledge of the Company, no deficiency has been asserted or assessed against the Company or its Subsidiary and is pending, and no examination of the Company or its Subsidiary is pending or threatened for any material amount of Tax by any taxing authority; (v) no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no Tax liens have been filed with respect to any Taxes of the Company or its Subsidiaries, except for property taxes that have accrued but are not yet due or payable; (vii) there are no Tax sharing agreements or arrangements under which the Company or its Subsidiary will have any obligation or liability on or after the Effective Time; (viii) neither the Company nor its Subsidiary is, or has been at any time during the five-year period prior to the Effective Time, a "United States real property holding corporation," as defined for purposes of Section 897(c)(ii) of the Code; (ix) to the best Knowledge of the Company, there are no transfer pricing agreements made by the Company or its Subsidiary with any taxation authority;
(x) neither the Company nor its Subsidiary has made an election under Section 341(f) of the Code; and (xi) neither the Company nor its Subsidiary is obligated to make any payments or provide any other benefits, or is a party to any agreement that on account of the transactions contemplated in this Agreement, would obligate it, or reasonably be expected to obligate it, to make any payments or provide any other benefits that would constitute parachute payments within the meaning of Section 280G of the Code.

                 "Tax" or "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to United States Treasury Regulation ("Treas. Reg.") Section 1.1502-6 (or any comparable state, local or foreign provisions)) in respect of any items described in clause (i) or (ii) above.

                 Section 4.23. Employee Benefit Plans; ERISA. (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Benefit Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement, covering employees (or former employees), maintained or contributed to by the Company or its Subsidiary or any of their ERISA Affiliates (as hereinafter defined), or to which the Company or its Subsidiary or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the "Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code including the Company or its Subsidiary.

                 (b) The Company and its Subsidiary, and each of the Pension Benefit Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                 (c) All contributions to, and payments from, the Pension Benefit Plans that are required to have been made in accordance with the Pension Benefit Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

                 (d)  Any Pension Benefit Plans intended to qualify under
Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Benefit Plans that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

                 (e) There are (i) no investigations pending by any governmental entity (including the Pension Benefit Guaranty Corporation) involving the Pension Benefit Plans or Welfare Plans and (ii) no pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those that would not, individually or in the aggregate, give rise to any liability that would have a Material Adverse Effect, nor, to the best of the Company's Knowledge, are there any facts that would give rise to any liability, except for those that would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

                 (f) None of the Company, its Subsidiary or any employee of the foregoing, nor any trustee, administrator, other fiduciary or, to the Knowledge of the Company, any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could result in a tax or penalty on the Company or its Subsidiary under Section 4975 of the Code or Section 502(i) of ERISA, except any such event that would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

                 (g) None of the Company, its Subsidiary or any of their ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

                 (h) None of the Company, its Subsidiary or any ERISA Affiliate has incurred any material liability under Title IV of ERISA.

                 (i) None of the Company, its Subsidiary or any ERISA Affiliate has incurred any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

                 (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans,
(iii) the most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

                 (k) None of the Welfare Plans maintained by the Company or its Subsidiary provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The Company and its Subsidiary (to the extent that the Subsidiary maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code) have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

                 (l) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or its Subsidiary has received notice that such insurance company is in rehabilitation or a comparable proceeding.

                 (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or its Subsidiary; provided, however, that the vesting and exercisability schedule of the unvested and unexercisable portion of each option to purchase Company Common Stock that is outstanding immediately prior to the date of this Agreement will accelerate in a manner that is consistent with the acceleration schedule adopted by the Board of Directors of the Company by resolution dated December 21, 1995.

                 (n) The Company has heretofore furnished to Parent each Foreign Plan (as hereinafter defined) to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. The Company and its Subsidiary and each of the Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or its Subsidiary with respect to employees (or former employees) employed outside the United States.

                 Section 4.24. Environmental Matters. (a) Except to the extent otherwise disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, respecting material environmental liabilities and risks, (i) to the Knowledge of the Company, the Company possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business, and is, and within the last three years has been, in compliance with the terms and conditions of such Environmental Permits, except where the failure to so possess or comply would not reasonably be expected to have a Material Adverse Effect; to the Company's Knowledge, no Environmental Permits possessed by the Company will be revoked, suspended, or will not be renewed;

                  (ii) except as would not have a Material Adverse Effect, to the Knowledge of the Company, the execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permits held by the Company, and will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law;

                 (iii) to the Knowledge of the Company, the Company is in compliance, and within the last three years has complied, with all applicable Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

                  (iv) except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company has not received written notice of a civil, criminal, or administrative action, suit, demand, claim, hearing, adjudicatory proceeding, notice of violation, investigation, notice or demand letter, or request for information pending or threatened under any Environmental Law against the Company, and (b) the Company has not received written notice of actual or potential liability or of violations of or by the Company under any Environmental Law, including, but not limited to, resulting from the activities of any Contractor for or on behalf of the Company, or liability assumed by the Company pursuant to any contract entered into by the Company;

                   (v) to the Knowledge of the Company, no property or facility presently or formerly owned, operated or leased by the Company is listed or proposed for listing on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or on any state "superfund" list established under any Environmental Law;

                  (vi) except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, there has been no disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by the Company on, at, or under any property presently or formerly owned, leased or operated by the Company, and there are no Hazardous Materials located in, at, on, or under any such facility or property, or at any other location at which hazardous material generated, used, owned, stored, or controlled by the Company has been disposed of, in any case that could reasonably be expected to require investigation, removal, remedial or corrective action by the Company or that would reasonably likely result in liability of, or costs to, the Company under any Environmental Law;

                 (vii) to the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, there has not been any underground or above-ground storage tank or other underground storage receptacle or related piping used by the Company, or any impoundment or other disposal area containing Hazardous Materials, except as in compliance with applicable Environmental Law, located on any facility or property owned, leased or operated and used by the Company during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership, lease or operation except in compliance with applicable Environmental Law;

                (viii) to the Knowledge of the Company, no lien has been recorded against any properties, assets or facilities owned, leased or operated by the Company or under any Environmental Law; and

                  (ix)    as to such Form 10-K report referenced above in this
Section 4.24(a), the Company has no Knowledge of any facts or circumstances which would lead to the realization of risks or liabilities listed as qualifications or exceptions to such Form 10-K report.

                 (b) To the Knowledge of the Company, the Company has provided or made available to Parent, Subco, and their authorized representatives all records and files not subject to the attorney-client or attorney work product privileges, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data currently in the possession of the Company concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by the Company or concerning compliance by the Company with, or liability under, any Environmental Law.
This Section shall not create any obligation to create any records or files or to conduct any tests, assessments or analyses that currently do not exist or are not in the possession of the Company.

                 (c)  For purposes of this Agreement:

                   (i) "Contractor" shall mean any person or entity, including, but not limited to, suppliers, vendors, or service providers with which the Company formerly or presently has any written contract or other formal agreement to provide maintenance, facilities, building operations or cleaning services, or other ministerial services unrelated to product development or manufacturing.

                  (ii) "Environmental Law" shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable federal, state or local statute, rule, regulation, order, judgment, directive, decree or, as decided as of the date of this Agreement, common law applicable to the Company, and regulating or imposing liability or enforceable standards of conduct concerning air emissions, waste water discharges, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, public health, or the disposal of biological material or biohazardous waste.

                 (iii) "Environmental Permit" shall mean any permit, license, approval, consent, or other authorization by a federal, state, or local government or regulatory entity pursuant to any Environmental Law.

                  (iv) "Hazardous Material" shall mean any pollutant, contaminant or hazardous or toxic substances or wastes, or medical, biohazardous, biological or infectious waste or material, regulated or governed as such in or by any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, and any other substance that is adjudicated to impose liability under any Environmental Law.

                 Section 4.25. Tax Treatment; Officer's Certificate as to Tax Matters. The Company has not taken, agreed to take, or will take any action that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under
Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent ADSs pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) to which Section 367(a)(1) of the Code does not apply, and to the Company's Knowledge, the Merger and each such exchange will so qualify. As of the date hereof, the Company knows of no reason why it will be unable to deliver to Skadden, Arps, Slate, Meagher & Flom LLP and to Cahill Gordon & Reindel at the Closing representation letters with respect to the Company in form and substance sufficient to enable such counsel to render the opinions required by Section 6.05 of this Agreement.


                                   ARTICLE V

                                   COVENANTS

                 Section 5.01. Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiary will each conduct its operations according to its ordinary and usual course of business consistent in all material respects with past practice, and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to preserve the current relationships with suppliers, distributors, customers and others having significant business relationships with it and will take no action that would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor its Subsidiary will, without the prior written consent of Parent:

                 (a) amend its Amended and Restated Certificate of Incorporation (or other applicable charter document) or by-laws;

                 (b) authorize for issuance, issue, sell, deliver, grant any options, warrants, calls, subscriptions or other rights for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or its Subsidiary or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its Subsidiary, other than, in the case of the Company, (i) pursuant to and in accordance with and subject to the limitations set forth in (x) the Company Purchase Plans or (y) the Company Common Stock Equivalents and (ii) options to purchase up to 50,000 shares of Company Common Stock pursuant to and in accordance with and subject to the limitations set forth in the Company Option Plans; provided, however, that the Company shall be permitted to take such action as may be necessary to accelerate the vesting and exercisability schedule of the unvested and unexercisable portion of each option to purchase Company Common Stock that is outstanding immediately prior to date of this Agreement in a manner that is consistent with the acceleration schedule adopted by the Board of Directors of the Company by resolution dated December 21, 1995;

                 (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any subsidiary;

                 (d)  (i) (x) create or incur indebtedness for borrowed money,
         (y) assume, guarantee, endorse or otherwise as an accommodation become liable or responsible for the obligations of any other individual, firm or corporation or (z) make any loans, advances or capital contributions to or investments in any other individual, firm or corporation, except, in the case of each of clause (x),(y) and (z), in the ordinary course of business and consistent with past practice but in no event in an amount in excess of $500,000 in the aggregate; (ii) enter into or amend any material contract, agreement, commitment arrangement or transaction material to the Company and its Subsidiary taken as a whole; or (iii) incur any liabilities except for liabilities that, individually or in the aggregate, would not have a Material Adverse Effect;

                 (e) (i) increase in any manner the compensation of any of its directors, officers or, except in the ordinary course of business and consistent with past practice, its employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any contract, agreement or understanding with any of its past or present employees relating to any such pension, retirement allowance or other employee benefit, except, in each case, as required under agreements, plans or arrangements existing as of December 31, 1997;
         (iii) grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any person; (iv) except in the ordinary course of business and consistent with past practice, or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement that was not in existence on or prior to December 31, 1997, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding, or amend any such plans, contracts, agreements or understandings in existence prior to December 31, 1997; and (v) initiate, approve or allow to begin any new Purchase Period (as defined in the 1997 Company Purchase Plan) under the 1997 Company Purchase Plan or new Offer Period (as defined in the 1992 Company Purchase Plan) under the 1992 Company Purchase Plan.

                 (f) except as otherwise expressly contemplated hereby, sell, transfer, lease, license, pledge, mortgage or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed;

                 (g) except in the ordinary course of business or as otherwise expressly contemplated hereby, grant any material licenses to use any Intellectual Property Rights or unpatented inventions set forth in
         Section 4.21 of the Disclosure Statement or acquire any material licenses to use Intellectual Property Rights having a cost in excess of $500,000 in the aggregate; provided that the Company and its Subsidiary shall not grant any material licenses to use any material Intellectual Property Rights or unpatented inventions so set forth without the prior written consent of Parent, which consent shall not be unreasonably withheld;

                 (h) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent in all material respects with past practice and having a term of no more than one year;

                 (i) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice, except as expressly contemplated by this Agreement;

                 (j) except as previously approved by the Board of Directors of the Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize, commit to make or make capital expenditures in excess of $500,000 in the aggregate; provided, however, that the Company may make capital expenditures of up to $1.0 million in the aggregate in connection with its facility located at 1980 Independence Avenue, Menlo Park, California;

                 (k) permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Parent;

                 (l) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice;

                 (m) enter into any hedging, option, derivative or other similar transaction;

                 (n) institute any change in its accounting methods, principles or practices or revalue any of its respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables;

                 (o) settle or compromise any material federal, state, local or foreign Tax liability, make any new material Tax election, revoke or modify any existing Tax election, or request or consent to a change in any method of Tax accounting;

                 (p) except for payment of professional fees relating to the Merger, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

                 (q) take, cause or permit to be taken any action, whether before or after the Effective Time, that could reasonably be expected to prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code or prevent an exchange of Company Common Stock for Parent ADSs pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) to which Section 367(a)(1) of the Code does not apply;

                 (r) amend, modify, terminate, waive or permit to lapse other than by the passage of time any material right of first refusal, preferential right, right of first offer or any other material right of the Company or its Subsidiary;

                 (s) take any action that would or is reasonably likely to result in any of the covenants and agreements set forth in Article I and V of this Agreement or any of the conditions set forth in Article VI of this Agreement not being satisfied as of the Closing Date; and

                 (t)  agree to do any of the foregoing.

                 Section 5.02. No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit its Subsidiary or any of its or its

Subsidiary's directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its Subsidiary or any acquisition of any kind of a material portion of the assets or capital stock of the Company and its Subsidiary taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that the Company may, in response to an unsolicited bona fide, written proposal from a Third Party regarding a Superior Proposal (as defined below in this Section 5.02(a)) furnish information to, engage in discussions and negotiate with such Third Party, but only if the Board of Directors of the Company determines in good faith by a majority vote that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of the Company than the Merger and that failing to take such action would be reasonably likely to constitute a breach of the Board's fiduciary duties, having received prior to such determination (i) the written advice of outside legal counsel of the Company that failing to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors and (ii) the written advice of Morgan Stanley & Co. Incorporated or another financial advisor of nationally recognized reputation that the Superior Proposal would be reasonably likely to provide greater value to the Company and its stockholders than the Merger. As used herein, "Superior Proposal" means a bona fide, written and unsolicited offer made by any financially responsible Third Party (other than Parent) with respect to an Acquisition Transaction for which any required financing is committed in writing by reputable financing sources.

                 (b) The Company shall promptly notify Parent of (i) receipt of any proposal relating to an Acquisition Transaction or any request for nonpublic information relating to the Company in connection with an Acquisition Transaction or for access to the properties, books or records of the Company or its Subsidiary by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, a proposal relating to an Acquisition Transaction or (ii) any action, failure to act, determination or resolution by the Company or its Board of Directors referred to in Section 1.05, 5.02(a), 10.02(c), 10.02(d) or 10.03(c). Such notice to Parent shall be made orally and in writing and shall include a copy of any writing submitted by such person or entity and shall identify the offeror and indicate in reasonable detail the terms and conditions of such proposal, inquiry or contract.

                 (c) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or its Subsidiary is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of any such agreement and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

                 Section 5.03. Access to Information. (a) From the date of this Agreement until the Effective Time, each party will give the other party and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit and cooperate with such other party and their authorized representatives to conduct inspections as they may reasonably require (including, without limitation, any air, water, soil or other environmental testing and monitoring deemed necessary by them) and will cause its officers and those of its subsidiaries to furnish such other party with such financial and operating data and other information with respect to its business and properties as such other party may from time to time reasonably request; provided, however, that the performance by either party of any such environmental testing or monitoring shall be subject to the prior receipt by the other party of reasonably satisfactory indemnity relating thereto.

                 (b) Each of Parent and Subco will hold and will cause their respective authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement, dated as of January 22, 1998, between Parent and the Company (the "Confidentiality Agreement"), all documents and information (whether oral or written) concerning the Company and its Subsidiary furnished to Parent or Subco in connection with the transactions contemplated by this Agreement. The Company will hold and will cause its authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement, all documents and information (whether oral or written) concerning Parent and the Parent Subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreement. Notwithstanding any provision of
Article X hereof, nothing herein shall relieve any party of liabilities for any and all damages to the other party by reason of any breach of this Section 5.03(c).

                 Section 5.04. Registration Statement and Company Proxy Statement. The Company, with the assistance of Parent (only with respect to information to be provided by Parent) shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof the Company Proxy Statement and Parent, with the assistance of the Company (only with respect to information to be provided by the Company), shall file the Registration Statement in which the Company Proxy Statement shall be included. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC and the Company Proxy Statement cleared by the staff of the

SEC as promptly as practicable. Parent shall take any action required to be taken under applicable state blue sky or securities laws in connection with the Parent ADSs to be issued as Closing Consideration. Parent and the Company shall promptly furnish to each other all information, and take such other actions (including, without limitation, using all commercially reasonable efforts to provide any required consents of their respective independent accountants or auditors, as the case may be), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.04.

                 Section 5.05. Commercially Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided, Parent, Subco and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers and (iii) the lifting of any legal bar to the Merger. Parent shall cause Subco to perform all of its obligations under this Agreement and shall not take any action that would cause the Company to fail to perform its obligations hereunder.

                 Section 5.06. Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Subco and the Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining the consent of each of the other parties to this Agreement (which consent will not be unreasonably withheld or delayed), except as may be required by law.

                 Section 5.07. Notification of Certain Matters. The Company shall give prompt notice to Parent of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or its Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiary taken as a whole, to which the Company or its Subsidiary is a party or is subject. The Company shall keep Parent and Subco informed of all non-routine actions the Company intends to take in connection with any Environmental Law and all actions shall be on terms and conditions reasonably satisfactory to Parent and Subco. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (b) any change or prospective change that is likely to have, respectively, a Material Adverse Effect or Parent Material Adverse Effect or (c) the occurrence or existence of any event that would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue.

                 Section 5.08. Indemnification. (a) Parent shall cause the Surviving Corporation to maintain and perform in the same manner the Company's existing indemnification provisions with respect to present and former directors and officers of the Company for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, to the extent permitted or required under applicable law, and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws in effect at the date hereof (to the extent consistent with applicable law).

                 (b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance.

                 Section 5.09. Expenses. Except as set forth in Section 10.05, Parent and Subco, on the one hand, and the Company, on the other hand, shall bear their respective expenses incurred in connection with this Agreement, the Merger, and the transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including, without limitation, SEC filing fees and stock exchange listing application fees) the Company Proxy Statement shall be shared equally by the Company and Parent.

                 Section 5.10. Affiliates. The Company shall advise Parent in writing of any person who becomes an Affiliate after the date hereof and prior to the Effective Time and shall use all commercially reasonable efforts to cause each such person to deliver to Parent, no later than the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto.

                 Section 5.11. Stock Exchange Listings. Parent shall use all commercially reasonable efforts to list on (i) the NYSE, upon official notice of issuance, the Parent ADSs to be issued in connection with the Merger and (ii) the Irish Stock Exchange and the London Stock Exchange (subject to allotment) the Parent Ordinary Shares to be represented by Parent ADSs constituting the Closing Consideration.

                 Section 5.12. Resignation of Directors. Prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to Parent at no cost the resignations of such directors of the Subsidiary as Parent shall specify, effective at the Effective Time. In connection with any such resignation, the directors shall simultaneously reconvey their directors' qualifying shares, if any, to the Subsidiary or such other persons as Parent shall specify at no additional expense to Parent, Subco or the Subsidiary other than customary expenses directly relating to the transfer and issuance of directors' qualifying shares, if any.

                 Section 5.13. Stock Purchase Plans. The Company shall, on or before the Effective Time, terminate (i) effective as of May 1, 1998 its 1992 Employee Stock Purchase Plan (the "1992 Company Purchase Plan") and (ii) effective as of July 1, 1998 its 1997 Employee Stock Purchase Plan (the "1997 Company Purchase Plan" and, together with the 1992 Company Purchase Plan, the "Company Purchase Plans"). Any unused cash balances shall be refunded to participants (as defined in the Purchase Plans) in cash, without interest.

                 Section 5.14. Governance. Immediately after the Effective Time, Parent shall appoint Paul Goddard, Ph.D. (i) the President of Pharmaceutical Operations of Parent and (ii) to the Executive Committee of Parent.

                 Section 5.15. Employee Benefits. For a period of 12 months following the Effective Time, employees of the Company immediately prior to the Effective Time shall be entitled to receive benefits that are no less favorable, in the aggregate, than the benefits received by such employees immediately prior to the Effective Time; provided, however, that Parent and the Parent Subsidiaries shall not be required to continue any employment relationship with any employee for any specified period of time.

                                   ARTICLE VI



         CONDITIONS TO THE OBLIGATIONS OF PARENT, SUBCO AND THE COMPANY

                 The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing (as defined in Section 9.01) of each of the following conditions:

                 Section 6.01. Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities and blue sky authorizations shall have been received.

                 Section 6.02. Stockholder Approval. The approval of a majority of the outstanding shares of Company Common Stock cast at the Special Meeting or any adjournment thereof shall have been obtained.

                 Section 6.03. Listing. The Parent ADSs issuable in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance, and the Parent Ordinary Shares to be represented by Parent ADSs constituting the Closing Consideration shall have been admitted (subject to allotment) to the Official Lists of the Irish Stock Exchange and the London Stock Exchange.

                 Section 6.04. Certain Proceedings. (a) No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered and remain in effect against Parent, Subco or the Company that prohibits the consummation of the Merger or limits the exercise by Parent and the Surviving Corporation of full rights to own and operate the business of the Company and its Subsidiary, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action shall have been taken under the Irish Mergers Act prohibiting the Merger and the relevant period under the Irish Mergers Act for objection shall have expired.

                 (b) All material authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals that may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been received and shall remain in full force and effect.

                 Section 6.05. Tax Matters. Parent shall have received an opinion of Cahill Gordon & Reindel, counsel to Parent and Subco, and the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, each such opinion dated as of the Closing Date, and each such opinion substantially to the effect that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Subco and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except for cash received in lieu of fractional Parent ADSs, no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to the shares of Company Common Stock converted into Parent ADSs; provided that (x) the Company complies with the reporting requirements contained in Treas. Reg.
Section 1.367(a)-3(c)(6) and (y) with respect to any particular stockholder of the Company, such stockholder owns (directly or indirectly and taking into account certain attribution rules) less than five percent of the total voting power and less than five percent of the total value of parent's outstanding capital stock immediately after the Merger (a "less-than-5% holder") or alternatively, such stockholder is not a less-than-5% holder but will still qualify for non recognition treatment provided that such stockholder enters into the applicable gain recognition agreement, as defined in Treasury Regulation section 1.367(a)-3(c)(ii). In rendering such opinions, such counsel may receive and rely upon representations of fact contained in certificates as specified in Section 3.13 and 4.25.


                                  ARTICLE VII


               CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUBCO

                 The obligation of Parent and Subco to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or
Subco:

                 Section 7.01. Representations and Warranties True. The representations and warranties of the Company that are qualified by reference to a Material Adverse Effect or materiality shall be true and correct in all respects and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, except for changes expressly permitted or contemplated by this Agreement.

                 Section 7.02. Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except for those failures to so perform or comply that, individually or in the aggregate, would not either prevent or materially delay the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

                 Section 7.03. Certificates. The Company shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sections 7.01 and 7.02 as may be reasonably requested by Parent or Subco.

                 Section 7.04. Material Adverse Change. There shall not have occurred since December 31, 1997 (i) any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiary taken as a whole (including the loss of a significant portion of the employees of the Company), excluding any such material adverse change relating solely to Ziconotide or
(ii) any Ziconotide Event.

                 Section 7.05. Consents, Approvals and Notifications. All the consents and approvals, and notifications and disclosures, and filings and registrations described in Section 4.03 of this Agreement shall have been obtained.

                 Section 7.06. FDA Matters. The meeting between the Company and the FDA regarding, among other things, the filing by the Company with the FDA of a New Drug Application relating to Ziconotide shall have occurred; the FDA shall have granted such meeting and acknowledged receipt of supporting materials for such meeting; the FDA shall have responded during or after the meeting either verbally or in writing; the Company shall have provided to Parent copies of all documents, materials and other information prepared by the FDA or the Company in connection therewith; and Parent shall have been provided the opportunity to attend and observe such meeting.

                 Section 7.07. Additional Agreements. Parent shall have received agreements substantially in the form of Exhibit B hereto executed by each of the executive officers of the Company restricting each such executive officer's ability to dispose of Parent ADSs held by such executive officer for a period of one year following the Effective Time

                                  ARTICLE VIII



                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

                 The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the Company:

                 Section 8.01. Representations and Warranties True. The representations and warranties of Parent and Subco that are qualified by reference to a Parent Material Adverse Effect or materiality shall be true and correct in all respects and the representations and warranties of Parent and Subco that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, except for changes expressly permitted or contemplated by this Agreement.

                 Section 8.02. Performance. Parent and Subco shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date except for those failures to so perform or comply that, individually or in the aggregate, would not either prevent or materially delay the ability of Parent or Subco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

                 Section 8.03. Certificates. Parent and Subco shall furnish such certificates of their respective officers to evidence compliance with the conditions set forth in Sections 8.01 and 8.02 as may be reasonably requested by the Company.

                 Section 8.04. Material Adverse Change. There shall not have occurred since December 31, 1997 any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Parent and its Parent Subsidiaries taken as a whole.

                 Section 8.05. Consents, Approvals and Notifications. All necessary consents and approvals of, and notifications and disclosures to, and filings and registration with, any United States or any other governmental authority or any other third party required on the part of Parent and Subco for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or accomplished.


                                   ARTICLE IX


                                    CLOSING

                 Section 9.01. Time and Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Parent, Subco and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                 Section 9.02. Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and X, the Company, Parent and Subco shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X



                          TERMINATION AND ABANDONMENT

                 Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                 (a) by the written agreement of Parent and the Company duly authorized by their respective Boards of Directors;

                 (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before November 30, 1998, which date may be extended by mutual consent of the parties hereto;

                 (c) by either Parent or the Company, if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

                 (d) by either Parent or the Company, if the approval of a majority of the outstanding shares of Company Common Stock cast at the Special Meetings or any adjournment thereof is not obtained.

                 Section 10.02. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if:

                 (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by the Company at or prior to such date of termination; provided, however, that, if such failure to comply is capable of being cured prior to the Effective Time, such failure shall not have been cured within 20 days of the delivery to the Company of written notice of such failure;

                 (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the Closing condition set forth in Section 7.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 20 days of delivery to the Company of written notice of such breach or breaches;

                 (c) the Board of Directors of the Company (i) fails to recommend the approval of this Agreement and the Merger to the Company's stockholders, (ii) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger or (iii) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; or

                 (d) the Company or its representatives shall furnish or disclose non-public information to, or negotiate, discuss, explore or otherwise communicate in any way with, a Third Party with respect to an Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; provided, however, that in such event Parent shall have no right to terminate pursuant to this clause (d) until the earlier of (i) June 29, 1998 and (ii) the 30th calendar day after the date on which the Company or any of its representatives first takes any of the foregoing actions referred to in this clause (d) (the "Trigger Date") and, in each case, only if the Company and its representatives have not terminated all such activities prior to the Trigger Date; provided, further, that if, at any time after the Trigger Date, a Ziconotide Event shall have occurred and be continuing and each of the conditions set forth in Articles VI, VII and VIII shall have been satisfied or waived by the party or parties entitled to the benefit of such conditions, other than any condition which shall not have been satisfied solely as a result of such Ziconotide Event (the "Satisfaction Date"), then Parent shall have no right to terminate pursuant to this clause (d) during the period from the 14th calendar day following the Satisfaction Date to the 44th calendar day following the Satisfaction Date and only if the Company and its representatives have not terminated all such activities prior to such 44th day.

                 Section 10.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of the Directors of the Company, if:

                 (a) Parent or Subco shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by Parent or Subco at or prior to such date of termination; provided, however, that, if such failure to comply is capable of being cured prior to the Effective Time, such failure to comply shall not have been cured within 20 days of the delivery to Parent of written notice of such failure;

                 (b) there exists a breach or breaches of any representation or warranty of Parent or Subco contained in this Agreement such that the Closing condition set forth in Section 8.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not be cured within 20 days of delivery to Parent of written notice of such breach or breaches; or

                 (c) if (i) the Company shall have received a Superior Proposal, (ii) the Board of Directors of the Company reasonably determines in good faith by a majority vote that such Superior Proposal is more favorable to the stockholders of the Company than the Merger and is reasonably likely to be consummated and that failing to take such action would be reasonably likely to constitute a breach of the Board's fiduciary duties to the stockholders of the Company, having received prior to such determination (x) the written advice of outside legal counsel of the Company that failing to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors and (y) the written advice of Morgan Stanley & Co. Incorporated or another financial advisor of nationally recognized reputation that the Superior Proposal would be reasonably likely to provide greater value to the Company and its stockholders than the Merger and (iii) the Company shall have given Parent five days prior notice of its determination to terminate this Agreement.

                 Section 10.04. Procedure for Termination. In the event of termination and abandonment of the Merger by Parent or the Company pursuant to this Article X, written notice thereof shall forthwith be given to the other.

                 Section 10.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                 (b) In the event of a termination of this Agreement by the Company pursuant to Section 10.03(a) or (b), then Parent shall within two business days of such termination pay the Company by wire transfer or immediately available funds to an account specified by the Company up to $3.0 million to reimburse the Company for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby. In the event of a termination of this Agreement by Parent pursuant to Section 10.02(a) or (b), then the Company shall within two business days of such termination pay Parent by wire transfer or immediately available funds to an account specified by Parent up to $3.0 million to reimburse Parent for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby. In the event of a termination of this Agreement by Parent pursuant to Section 10.02(b) and Parent and the Company mutually agree in writing that such termination was valid and in accordance with this Agreement and resulted solely from a Ziconotide Event then, at the Company's option exercised at the time of such termination, Parent shall, within 30 days of such termination, purchase 2,000,000 shares of Company Common Stock at a purchase price in cash equal to $20 per share (subject to appropriate adjustments in the event of any split, combination or reclassification of the Company Common Stock at any time subsequent to the date of this Agreement). Parent shall be entitled to customary registration rights relating to such Company Common Stock including, but not limited to, one demand registration at Parent's expense.

                 (c) In the event of a termination of this Agreement (i) by Parent pursuant to Section 10.02(c) or (d) or (ii) by the Company pursuant to
Section 10.03(c), then, in any such case, the Company shall within two business days of such termination pay Parent by wire transfer or immediately available funds to an account specified by Parent (a) up to $3.0 million to reimburse Parent for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby and (b) a fee of $24.0 million as liquidated damages.

                 (d) In the event of a termination of this Agreement by Parent pursuant to Section 10.01(b) and if Parent and the Company mutually agree in writing that (i) such termination was valid and in accordance with this Agreement and (ii) at the time of such termination a Ziconotide Event shall have occurred and be continuing and each of the conditions set forth in Articles VI, VII and VIII shall have been satisfied or waived by the party or parties entitled to the benefit of such conditions, other than any condition which shall not have been satisfied solely as a result of such Ziconotide Event, then, at the Company's option exercised at the time of such termination, Parent shall, within 30 days of such termination, purchase 2,000,000 shares of Company Common Stock at a purchase price in cash equal $20 per share (subject to appropriate adjustments in the event of any split, combination or reclassification of the Company Common Stock at any time subsequent to the date of this Agreement). Parent shall be entitled to customary registration rights relating to such Company Common Stock including, but not limited to, one demand registration at Parent's expense.

                                   ARTICLE XI

                                  DEFINITIONS
                 Section 11.01. Terms Defined in This Agreement. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

         1997 Balance Sheet . . . . . . . . . . . . . . . . . . . . . .        4.13
         1992 Company Purchase Plan . . . . . . . . . . . . . . . . . .        5.13
         1997 Company Purchase Plan . . . . . . . . . . . . . . . . . .        5.13
         A Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . .        2.04
         Acquisition Transaction  . . . . . . . . . . . . . . . . . . .        5.02
         ADRs . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2.01
         Additional Payments  . . . . . . . . . . . . . . . . . . . . .        2.03
         Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .        4.07
         Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .        First Paragraph
         Antitrust Division . . . . . . . . . . . . . . . . . . . . . .        5.05
         Average Market Value . . . . . . . . . . . . . . . . . . . . .        6.06
         B Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . .        2.04
         CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.24
         Certificate of Merger  . . . . . . . . . . . . . . . . . . . .        1.02
         Certificates . . . . . . . . . . . . . . . . . . . . . . . . .        2.03
         Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .        9.01
         Closing Consideration  . . . . . . . . . . . . . . . . . . . .        2.01
         Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .        9.01
         COBRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.23
         Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        RECITALS
         Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .        First Paragraph
         Company Common Stock . . . . . . . . . . . . . . . . . . . . .        2.01
         Company Common Stock Equivalents . . . . . . . . . . . . . . .        4.10
         Company Disclosure Statement . . . . . . . . . . . . . . . . .        Article IV
         Company Option Plans . . . . . . . . . . . . . . . . . . . . .        2.04
         Company Preferred Stock  . . . . . . . . . . . . . . . . . . .        4.10
         Company Proxy Statement  . . . . . . . . . . . . . . . . . . .        1.05
         Company Purchase Plans . . . . . . . . . . . . . . . . . . . .        5.13
         Company SEC Reports  . . . . . . . . . . . . . . . . . . . . .        4.11
         Company Warrants . . . . . . . . . . . . . . . . . . . . . . .        2.04
         Confidentiality Agreement  . . . . . . . . . . . . . . . . . .        5.03
         Constituent Corporations . . . . . . . . . . . . . . . . . . .        First Paragraph
         Contractor . . . . . . . . . . . . . . . . . . . . . . . . . .        4.24
         CSA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.20

         Delaware Act . . . . . . . . . . . . . . . . . . . . . . . . .        1.01
         DEA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.20
         Effective Time . . . . . . . . . . . . . . . . . . . . . . . .        1.02
         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .        4.23
         Environmental Law  . . . . . . . . . . . . . . . . . . . . . .        4.24
         Environmental Permit . . . . . . . . . . . . . . . . . . . . .        4.24
         ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.23
         ERISA Affiliate  . . . . . . . . . . . . . . . . . . . . . . .        4.23
         Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . .        3.06
         Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . .        2.03
         Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . .        2.03
         Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . .        2.01
         Exchangeable Notes . . . . . . . . . . . . . . . . . . . . . .        3.11
         FDCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.20
         Foreign Plan . . . . . . . . . . . . . . . . . . . . . . . . .        4.23
         FTC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5.05
         Hazardous Material . . . . . . . . . . . . . . . . . . . . . .        4.24
         HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .        3.04
         Intellectual Property Rights . . . . . . . . . . . . . . . . .        4.21
         Irish Mergers Act  . . . . . . . . . . . . . . . . . . . . . .        3.04
         IRS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.23
         Less-than-5%-holder  . . . . . . . . . . . . . . . . . . . . .        6.05
         Market Value . . . . . . . . . . . . . . . . . . . . . . . . .        2.05
         Material Adverse Effect  . . . . . . . . . . . . . . . . . . .        4.01
         Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.01
         NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2.05
         Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . .        First Paragraph
         Parent ADSs  . . . . . . . . . . . . . . . . . . . . . . . . .        2.01
         Parent 'B' Executive Shares  . . . . . . . . . . . . . . . . .        3.11
         Parent Disclosure Statement  . . . . . . . . . . . . . . . . .        Article III
         Parent Exchange Options  . . . . . . . . . . . . . . . . . . .        2.04
         Parent Executive Shares  . . . . . . . . . . . . . . . . . . .        3.11
         Parent Material Adverse Effect . . . . . . . . . . . . . . . .        3.01
         Parent Ordinary Shares . . . . . . . . . . . . . . . . . . . .        2.01
         Parent Plans . . . . . . . . . . . . . . . . . . . . . . . . .        3.11
         Parent SEC Reports . . . . . . . . . . . . . . . . . . . . . .        3.07
         Parent Subsidiaries  . . . . . . . . . . . . . . . . . . . . .        3.01
         Parent Warrants  . . . . . . . . . . . . . . . . . . . . . . .        3.11
         Pension Benefit Plans  . . . . . . . . . . . . . . . . . . . .        4.23
         Registration Statement . . . . . . . . . . . . . . . . . . . .        3.06
         SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2.04
         Securities Act . . . . . . . . . . . . . . . . . . . . . . . .        2.04
         Special Meeting  . . . . . . . . . . . . . . . . . . . . . . .        1.05
         Subco  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        First Paragraph
         Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . .        4.01
         Superior Proposal  . . . . . . . . . . . . . . . . . . . . . .        5.02
         Surviving Corporation  . . . . . . . . . . . . . . . . . . . .        1.01
         Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.22

         Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . .        4.22
         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.22
         Third Party  . . . . . . . . . . . . . . . . . . . . . . . . .        1.05
         Treas. Reg.  . . . . . . . . . . . . . . . . . . . . . . . . .        4.22
         Trigger Date . . . . . . . . . . . . . . . . . . . . . . . . .        10.02
         U.S. GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . .        3.07
         Welfare Plans  . . . . . . . . . . . . . . . . . . . . . . . .        4.23
         Ziconotide Event . . . . . . . . . . . . . . . . . . . . . . .        4.14




                                  ARTICLE XII



                                 MISCELLANEOUS

                 Section 12.01. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Subco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the stockholders of the Company, no such amendment or modification shall change the amount or form of the Closing Consideration.

                 Section 12.02. Waiver of Compliance; Consents. Any failure of Parent or Subco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent or Subco, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

                 Section 12.03. Survivability; Investigations. The respective representations and warranties of Parent, Subco and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing.

                 Section 12.04. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

                 (a)  if to the Company, to

                       Neurex Corporation
                       3760 Haven Avenue
                       Menlo Park, California  94025
                       Telecopy:  (650) 853-1538

                       Attention:  Paul Goddard, Ph.D.

                       with a copy to

                       Wise & Shepard LLP
                       3030 Hansen Way
                       Palo Alto, California  94304
                       Telecopy:  (650) 856-1344

                       Attention:  Thomas Barton, Esq.

                       and with a copy to

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue
                       Los Angeles, California  90071
                       Telecopy:  (213) 687-5600

                       Attention:  Brian J. McCarthy, Esq.

                 (b)  if to Parent or Subco, to

                       Elan Corporation, plc
                       Lincoln House
                       Lincoln Place
                       Dublin 2, Ireland
                       Telecopy:  011-353-1-662-4963

                       Attention:  Thomas G. Lynch

                       with a copy to

                       Cahill Gordon & Reindel
                       80 Pine Street
                       New York, New York  10005
                       Telecopy:  (212) 269-5420
                       Attention:  William M. Hartnett, Esq.

                 Section 12.05. Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, without limitation, any wholly-owned Subsidiary of Parent incorporated under the laws of the United States and substituted for Subco as provided in Section 1.01), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 5.08, the officers, directors and employees of the Company.

                 Section 12.06. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

                 Section 12.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 Section 12.08. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

                 Section 12.09. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement,
(i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein is, directly or indirectly, owned by such specified corporation; and
(iii) the term "Knowledge" means, solely with respect to the Company, the actual knowledge of the officers, directors or senior managers of the Company, after reasonable inquiry.

                 Section 12.10. Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Disclosure

Statement), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

                 IN WITNESS WHEREOF, Parent, Subco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                       ELAN CORPORATION, PLC

                                       By:_______________________________
                                          Name:
                                          Title:


                                       GANESH ACQUISITION CORP.


                                       By:_______________________________
                                          Name:
                                          Title:


                                       NEUREX CORPORATION


                                       By:_______________________________
                                          Name:
                                          Title:

                                                                       EXHIBIT A

                        Form of Company Affiliate Letter

Neurex Corporation

3760 Haven Avenue

Menlo Park, California  94025

Gentlemen:

                 The undersigned, a holder of shares of common stock, par value $.01 per share ("Company Common Stock"), of Neurex Corporation, a Delaware corporation (the "Company"), is entitled to receive, in connection with the merger (the "Merger") between the Company and a direct wholly owned subsidiary of Elan Corporation, plc ("Parent"), American Depositary Shares ("ADSs"), each ADS representing one Ordinary Share, par value 4 Irish Pence ("Parent ADSs"), of Parent. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

                 If, in fact, the undersigned is an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Parent ADSs received by the undersigned upon conversion of any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice and counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

                 The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent ADSs received by the undersigned upon conversion of shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the limitations specified by Rules 144 and 145(d), (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent is not required to be registered under the Act or (iv) in a transaction that, as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

                 In the event of a sale or other disposition by the undersigned of Parent ADSs pursuant to Rule 145(d)(1), the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent ADSs disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent ADSs sold as indicated in the letter.

                 The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent ADSs received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for the purposes of the Act or the third paragraph of this letter.

                 The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent ADSs and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                               Very truly yours,

                                                                         ANNEX I

                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

                 On _____________ the undersigned sold _____________ Ordinary Shares, represented by American Depositary Shares ("ADSs"), par value 4 Irish Pence (the "Parent ADSs"), of Elan Corporation, plc (the "Parent"). The Parent ADSs were received by the undersigned in connection with the merger of a direct wholly owned subsidiary of Parent with and into Neurex Corporation.

                 Based upon the most recent report or statement filed by the Parent with the Securities and Exchange Commission, the Parent ADSs sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

                 The undersigned hereby represents that the Parent ADSs were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Parent ADSs, and that the undersigned has not made any payment in connection with the offer or sale of the Parent ADSs to any person other than to the broker who executed the order in respect of such sale.

                                        Very truly yours,